EXHIBIT 1.2

UP TO 420,000 LIMITED PARTNERSHP INTERESTS
of
ICON EQUIPMENT AND CORPORATE INFRASTRUCTURE FUND FOURTEEN, L.P.
(a Delaware limited partnership)

FORM OF SELLING DEALER AGREEMENT

(Selling Dealer Name and Address)

_____________________________	Date: ____________________

_____________________________

_____________________________

Ladies and Gentlemen:

Reference is made to the enclosed prospectus, as amended at the time the related registration statement becomes effective (the “Prospectus”) relating to the offering by ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P., a Delaware limited partnership (the “Partnership”), of (i) up to 400,000 limited partnership interests (the “Interests”) at a public offering price of $1,000.00 per Interest (the “Primary Offering”) and (ii) up to 20,000 Interests at a public offering price of $900.00 per Interest issued pursuant to the Partnership’s distribution reinvestment plan (the “DRIP Offering,” together with the Primary Offering, the “Offering”). The Interests and the terms upon which they are offered are more fully described in the Prospectus, which is dated as of the date on which the Securities and Exchange Commission (“SEC”) declared the registration statement (the “Registration Statement”) for the Offering to be effective (the “Effective Date”). The Partnership may, at any time prior to the two-year anniversary of the date the Offering commences, increase the Primary Offering to a maximum of up to 600,000 Interests; provided, however, that the Offering Period (as defined below) may not be extended in connection with such change.

Pursuant to the authority granted to ICON Securities Corp. (the “Dealer-Manager”) by the Partnership in the dealer-manager agreement (the “Dealer-Manager Agreement”), we have selected your firm, and you are agreeing, to act as a selling dealer (a “Selling Dealer”) in accordance with the terms of this Agreement. In particular, by executing this Agreement you (1) represent to us and the Partnership that your firm is now, and will at all times during which this Agreement is effective, (a) remain a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (b) remain duly qualified under the securities and other applicable laws of each jurisdiction checked on Exhibit A to this Agreement (as such shall be immediately amended by you, as necessary, to reflect any changes therein (i.e., additions thereto, or subtractions therefrom, of States)) and (c) offer Interests, directly and through your registered representatives only to the residents of the States so designated and (2) agree to offer to sell, on a best efforts basis, Interests (a) directly to the general public, (b) in an aggregate amount not exceeding the total maximum offering of 420,000 Interests (or 620,000 if the Partnership increases the Primary Offering) (the “Maximum Offering”) and (c) to investors who satisfy the suitability standards set forth in the Prospectus and as determined by your firm in accordance with FINRA’s Conduct Rules as in effect during the Offering Period (as defined below). All of such subscriptions, which shall be in the form of Exhibit C to the Prospectus (the “Subscription Agreement”), are subject to acceptance by the Partnership and may be rejected in the sole discretion of ICON GP 14, LLC, in its capacity as general partner of the Partnership (the “General Partner”).

In general, the “Offering Period” for the sale of Interests commenced on the date of the Prospectus (which is also the Effective Date) and will terminate on the second anniversary thereof unless (1) the maximum offering is completed earlier (e. g., through the sale of all Interests in the Maximum Offering) or (2) terminated earlier (with notice to you and the other Selling Dealers) at the election of the General Partner, in its sole discretion (the “Termination Date”). In addition to the foregoing general rules, each State must also authorize the sale of Interests to its residents (which state effective dates will be either the Effective Date or as otherwise may be set forth on a “Blue-Sky Survey” issued, or to be issued, from time to time after the Effective Date, by counsel to the General Partner). Finally, most States authorize the offering of Interests to their residents for a maximum of 12 months before requiring the re-registration of the offering or renewal of qualification of the Interests under their respective securities laws (and consequently, if you have not received an updated “Blue-Sky Survey” or Prospectus prior to the first anniversary of the Effective Date, a request should be made for such updated materials to confirm the continued qualification of the Offering in States in which you propose to offer Interests for sale beyond the initial 12 month portion of the Offering Period).

Each date on which any investor is admitted to the Partnership (and thereby becoming a “Limited Partner”) is hereinafter called a “Closing Date.”

Once executed by all parties, this Agreement will become effective only upon your receipt of notification (in the form of the initial “Blue-Sky Survey”) confirming that (1) the Registration Statement with respect to the Interests has become effective under the Securities Act of 1933, as amended (the “Act”), and (2) the Interests have been qualified for sale (or are exempt from such qualification requirements, if any) in at least one jurisdiction in which you have indicated in Exhibit A that you and those of your registered representatives who are employed for such purpose are duly qualified in such capacity that your firm intends to offer to sell Interests.

The Partnership will accept subscriptions for the Interests subject to the Partnership’s right to terminate the Offering at any time and to reject any subscription in whole or in part, in its sole discretion. The acceptance of subscriptions is further subject to the following terms and conditions:

1. Appointment as Selling Dealer. We hereby authorize you to act as a Selling Dealer during the Offering Period and, on a “best efforts” (and not “firm commitment”) basis only, to offer Interests to potential investors which (a) satisfy the investor suitability standards (i) set forth in the Prospectus as well as (ii) under applicable State laws and (iii) FINRA’s Conduct Rules and (b) are acceptable to the Partnership (the “Eligible Investors”). As a Selling Dealer, you will act as an independent contractor and not as our agent or as agent for the Partnership in connection with your solicitation of subscriptions for Interests and will therefore be responsible for assuring that each investor satisfies all such suitability requirements. You hereby agree that you will not make representations or give information which is not contained in (x) the Prospectus or (y) any sales material which has been reviewed by the appropriate regulatory agencies which we have supplied to you for your use with the general public (as described in greater detail in Section 5 of this Agreement).

2. Subscriptions for Interests. You shall (a) find Eligible Investors for the Interests, (b) keep records of the basis for each determination by a member of, or person associated with, your firm of an investor’s suitability and (c) promptly forward each fully completed and executed copy of the Subscription Agreement, as signed by each investor and countersigned by a supervisory representative of your firm, together with the related subscription payment in the form of a check made payable to “DBTCA as Escrow Agent for ICON Fund 14” pending receipt and acceptance by the General Partner of subscriptions for 1,200 Interests in the Primary Offering and thereafter (except for residents of the Commonwealth of Pennsylvania who must continue to make checks payable to the Escrow Account until subscriptions for 20,000 Interests have been received and accepted in the Primary Offering) in the form of a check made payable to “ICON Fund 14” to:

ICON Capital Corp.
100 Fifth Avenue, 4th Floor
New York, NY 10011

Each Subscription Agreement and related subscription payment shall be forwarded by your firm to us at the foregoing address no later than noon of the next business day after receipt from your customer by any member of, or person associated with, your firm of such payment, unless such Subscription Agreement and payment are first forwarded to another of your offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such Subscription Agreement and payment to the above address no later than noon of the next business day after its receipt thereof. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following your receipt of such check. Each such subscription payment received and accepted by the General Partner will be transmitted, as soon as practicable, but in any event by the end of the second business day following receipt thereof, to Deutsche Bank Trust Company Americas (the “Escrow Agent”) for deposit in an interest-bearing bank account insured by the Federal Deposit Insurance Corporation which shall be an escrow account in the name of Escrow Agent pending the receipt of subscriptions for an aggregate of 1,200 Interests in the Primary Offering (excluding those subscriptions received from residents of the Commonwealth of Pennsylvania, for which an escrow account will be maintained until such time as subscriptions for 20,000 Interests have been received from investors in the Primary Offering in all jurisdictions) and thereafter will be deposited in a segregated subscription account maintained solely for such purpose by the Partnership. We will return directly to you any Subscription Agreement which is not accepted by the General Partner together with the related subscription payment within two business days of our receipt of same for your prompt return of same to your customer. Unless and until an event requiring a refund occurs, an investor will have no right to withdraw his subscription payment from escrow. The General Partner has reserved the unconditional right to refuse to accept, in whole or in part, any subscription and related payment and to refuse to accept as an investor any person for any reason whatsoever or no reason.

Unless subscriptions for at least 1,200 Interests are received and accepted by the General Partner in the Primary Offering (excluding subscriptions for Interests from residents of the Commonwealth of Pennsylvania) on or before the Termination Date, the Partnership will promptly refund all subscription payments received by it in full with interest earned thereon, if any, and without deduction, and the Offering shall thereupon terminate. Promptly after receiving and accepting subscriptions for 1,200 Interests in the Primary Offering (excluding subscriptions for Interests from residents of the Commonwealth of Pennsylvania), the General Partner will notify the Escrow Agent that Schedule A to the Partnership’s limited partnership agreement (the “Partnership Agreement”) has been amended to admit as Limited Partners investors (other than those who are residents of the Commonwealth of Pennsylvania) for whom subscriptions have been accepted, and the Escrow Agent is to pay over promptly to the Partnership the amount of all of such investors’ subscription payments then on deposit (excluding those from residents of the Commonwealth of Pennsylvania), including interest earned thereon. The date upon which such admission of Limited Partners shall occur is hereinafter called the “Initial Closing Date.” Under regulations of the Commonwealth of Pennsylvania, until subscriptions for 5% (or $20,000,000) of the maximum in the Primary Offering have been received, the subscription payments of Pennsylvania residents must be held in escrow.

Following the Initial Closing Date, the General Partner will continue to accept subscriptions for additional Interests during the remainder of the Offering Period and to admit as Limited Partners investors whose subscriptions are accepted. Such admissions will take place from time to time as shall be determined by the General Partner, with the anticipation that Closing Dates subsequent to the Initial Closing Date will occur as frequently as daily, but not less frequently than twice each month following the Initial Closing Date and promptly following the end of the Offering Period or earlier termination of the Offering.

The Partnership, by its acceptance of this Agreement, agrees to pay you an amount equal to 7.0% of the total purchase price of all Interests sold through your efforts in the Primary Offering (the “Sales Commissions”), except for sales of Interests to (a) officers, employees and securities representatives of the General Partner, its affiliates and each Selling Dealer (the “Affiliated Members”), (b) investors by registered investment advisers affiliated with you (who do not charge a commission in connection with an investment) who may purchase Interests for a net price of $930.00 per Interest and as to which no Sales Commissions are payable, and (c) participants in the distribution reinvestment plan for Interests sold through reinvestment of those investors’ distributions, pursuant to the DRIP Offering, in which case no Sales Commissions will be paid by the Partnership on such Interests sold through reinvestment. Purchases of Interests by Affiliated Members shall be for investment purposes only and not with a view toward resale or other distribution and shall be limited to a maximum of 10% of the total Interests sold.

All such compensation will be paid by the Partnership within 30 days after each Closing Date in respect of subscriptions submitted by investors who were admitted to the Partnership on such Closing Date. No compensation will be paid in respect of subscriptions (or portions thereof) which have been rejected by the Partnership, or in the event the minimum offering for 1,200 Interests is not successfully completed.

Sales Commissions with respect to Interests actually sold by you or your registered representatives will be due and payable to you within 30 days of each Closing Date on which the investors for such Interests are admitted as Limited Partners.

3. Termination of Agreement. The provisions of this Agreement relating to the Offering shall terminate as to the Partnership upon the completion of the Offering Period or earlier termination of the Offering, and may be terminated by you or us as specified in Section 10 of this Agreement, subject to the survival of all provisions hereof which by their nature are intended to survive termination of this Agreement.

4. Limitations on Payments. You agree that neither you nor any salesperson or registered representative under your control shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Interests; provided, however, that this provision shall not prohibit the normal sales commission payable to any properly licensed person for selling Interests. In addition, you agree not to receive any rebates or give-up or participate in any reciprocal business arrangements (other than the securities distribution arrangements specified in the Prospectus) which would violate any restriction on the Partnership contained in the Prospectus.

5. Supplemental Sales Material. Supplemental sales materials shall be categorized as either:

(a) Broker/Dealer Use Only educational materials, which shall be defined as materials prepared for or by the Partnership for the sole purpose of educating you in your preparation to solicit the sale of Interests in the Offering and shall not be used by you with members of the general investing public and, to the extent required, have been submitted to and reviewed by the appropriate regulatory agencies.

(b) Investor sales materials, which shall be defined as materials prepared for or by the Partnership which, to the extent required, have been submitted to and reviewed by FINRA, SEC or other appropriate regulatory agencies. These materials may be used by you with members of the general investing public.

You agree that you will not use any supplemental sales materials other than the Prospectus (including, inter alia, transmittal letters, underwriting memoranda, summary descriptions, graphics, supplemental exhibits, media advertising, charts, pictures, written scripts or outlines), whether prepared to solicit sales to prospective investors or for the exclusive use of you and your personnel, except as supplied by the Partnership and described under the caption “Supplemental Sales Literature” in the Prospectus, or otherwise specifically described in a written advice from the Partnership authorizing the type and manner of use. The use of any such other supplemental sales material is expressly prohibited except to the extent specified in any such written advice.

6. Right To Sell. Notwithstanding any information furnished or any action taken by us in that connection, we shall have no obligation or liability with respect to the registration or qualification of the Interests in any jurisdiction or the qualification or right of you or any Selling Dealer to sell or advertise them therein.

7. Limited Obligations. Nothing herein contained shall constitute the Selling Dealers as a partnership, association or other separate entity or partners with us, or with each other, but you shall be responsible for your share of any liability or expense based upon any claim to the contrary. We shall not have any liability to you, except for obligations expressly assumed in this Agreement and any liabilities under the Act, and no other obligations on our part shall be implied hereby or inferred herefrom.

(a) We will indemnify and hold you harmless in the manner and to the extent specified in Section 6.3 of the Partnership’s Partnership Agreement (the terms of which are incorporated herein by reference) against any losses, claims, damages or liability, joint or several, to which you may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus, or amendment or supplement thereto relating to the Partnership, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; and we will reimburse you for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such action or claim; provided, however, that we shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or an alleged untrue statement or omission or alleged omission made in any Registration Statement, Prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to us by you expressly for use therein, and further provided that we will not be liable in any case if it is determined that you were at fault in connection with any loss, claim, damage or liability.

The indemnity agreement in this subsection (a) shall be in addition to any liability which we may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls you within the meaning of the Act.

(b) You agree to indemnify us and the Partnership and hold us and the Partnership harmless against any losses, claims, damages or liabilities to which we or the Partnership may become subject, (i) under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or amendment or supplement to the Prospectus or Registration Statement relating to the Partnership or arise out of or based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made not misleading, that such untrue or alleged untrue statement or omission or alleged omission was made in any Registration Statement, Prospectus or amendment or supplement to any Prospectus or Registration Statement in reliance and in conformity with written information furnished to us by you for use therein or (ii) under the Act or otherwise, for any breach of the provisions of this Agreement; and to reimburse us or the Partnership for any legal or other expenses reasonably incurred by us or the Partnership in connection with investigating or defending any such action or claim. You agree to obtain and keep in force insurance in such amounts and types as is customary and reasonable in order to satisfy any indemnification obligations arising under this subsection (b).

The indemnity agreement in subsection (b) shall be in addition to any liability which you may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the undersigned, and to each person, if any, who controls the undersigned within the meaning of the Act.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, if a claim in respect thereof is to be made against the indemnifying party under such subsection, such indemnified party shall notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to jointly participate with any other indemnifying party, similarly notified, in the defense thereof with the indemnified party. The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against one or more than one indemnified party. In the case such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall be obliged only to reimburse the expenses and fees of the one law firm which has been selected by a majority of the indemnified parties against which such action is brought finally and in the event the majority of such indemnified parties are unable to agree on which law firm for which expenses or fees will be reimbursed by the indemnifying party, then payments shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of the services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm. Notwithstanding anything contained herein to the contrary, an indemnified party may not settle or compromise any action brought against such indemnified party without the prior written consent of the indemnifying party.

(d) The provisions of this Section 7 shall remain in full force and effect after the termination of this Agreement.

Notwithstanding the foregoing, no Selling Dealer shall be indemnified for any losses, liabilities or expenses arising from or out of any alleged violation of federal or State securities laws, unless (i) there shall have been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court shall have approved indemnification and reimbursement of actual litigation costs, or (ii) such claims shall have been dismissed with prejudice on the merits, and indemnification and reimbursement of actual litigation costs shall have been approved by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction shall have approved a settlement of the claims against a particular indemnitee and found that indemnification and reimbursement of the settlement and related costs should be made. In any claim for indemnification for federal or State securities law violations, any Selling Dealer seeking indemnification shall place before the court the position of the SEC with respect to the issue of indemnification for securities law violations.

8. Representations, Warranties and Covenants of Selling Dealer.

You represent, warrant and covenant as of the date this Agreement is executed on behalf of your firm and as of the date any Subscription Agreement is forwarded to us, the Partnership or the General Partner as follows:

(a) Qualification of Selling Dealer and its Representatives. You represent, warrant and covenant that you are, and during the Offering Period will continue to be, (i) a member in good standing of FINRA and (ii) registered as a securities broker-dealer in those jurisdictions wherein members of, or persons associated with, your firm will offer or sell the Interests. You also represent, warrant and covenant that, during the Offering Period, you will only permit members of, or persons associated with, your firm to offer or sell Interests if such persons are duly registered or licensed to sell direct participation program investments by, and in good standing with, FINRA and those jurisdictions wherein they will offer or sell Interests. You hereby certify that neither your firm nor any member of your firm has been subject to fine, a consent decree or suspension of your or their licenses within the last three (3) years for violation of federal or State securities rules, laws or regulations. You also hereby certify that you will promptly advise the Dealer-Manager of any pending, threatened or current civil or administrative proceedings during the Offering Period involving alleged violations of such rules, laws or regulations.

(b) Investor Suitability and Minimum Investment. You further represent, warrant and covenant that no member of, or person associated with your firm, shall offer or sell Interests in any jurisdiction except to investors who satisfy the investor suitability and minimum investment requirements under the most restrictive of the following: (i) applicable provisions of the Prospectus, (ii) the laws of the jurisdiction of which such investor is a resident, and (iii) FINRA rules and regulations and FINRA Conduct Rule 2810, in particular. Specifically, you agree to ensure that, in recommending the purchase or sale of Interests to an investor, each member of, or person associated with, your firm shall have reasonable grounds (as required by Section 2810(b)(2)(B)(i) of the FINRA Conduct Rules) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such FINRA rules) concerning his age, investment objectives, other investments, financial situation and needs, and any other information known to such member of, or person associated with, your firm, that (A) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Partnership; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Interests in the amount proposed, including complete loss, and lack of liquidity of, of such investment; and (C) an investment in Interests is suitable in type and amount for such investor. You further represent, warrant and covenant that you will: (x) require each member of, or person associated with your firm, to make diligent inquiry as to the suitability and appropriateness of an investment in Interests from each proposed investor, (y) retain in your records for a period equal to the longer of (A) six years from the date of the applicable sale of Interests or (B) five years from the end of the Offering Period (or such longer period as is provided in Section 9 hereof), and (z) make available to us and the Partnership, upon request (and upon your firm’s receipt of an appropriate document subpoena from one of the following, to representatives of the SEC, FINRA and applicable State securities administrators) documents disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Interests pursuant to a subscription solicited by your firm, whether such records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. You shall not purchase any Interests for a discretionary account without obtaining the prior written approval of your customer and his or her signature on a Subscription Agreement.

(c) Due Diligence: Adequate Disclosure. By signing below and signing each Subscription Agreement, you hereby acknowledge (or reaffirm, in the latter case) that, prior to entering into this Agreement, your firm satisfied itself that it has reasonable grounds to believe, based upon information and other relevant materials made available to you by the Partnership, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluation of an investment in the Interests (as is provided in Rule 2810(b)(3)(A), (B) and (C) of the FINRA Conduct Rules). In determining the adequacy of the disclosed facts, you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Partnership: (i) items of compensation; (ii) physical properties; (iii) tax aspects; (iv) financial stability and experience of the General Partner; (v) the Partnership’s conflicts and risk factors; and (vi) appraisals and other pertinent reports. You further acknowledge that you did not, and may not, rely upon the investigation conducted by us in our capacity as Dealer-Manager (because of our affiliation with the General Partner and the Partnership) or by any other Selling Dealers, unless in the latter case all of the conditions set forth in Rule 2810(b)(3)(C) of the FINRA Conduct Rules have been met.

(d) Compliance with FINRA Rules of Fair Practice. You also hereby agree, represent and covenant that you will require each member of, or person associated with, your firm to inform any prospective purchaser of Interests, prior to his subscription for Interests, of all pertinent facts relating to the liquidity and marketability of an investment in Interests during the term of the investment (as provided in Rule 2810(b)(3)(D) of the FINRA Conduct Rules). You also hereby agree to fully comply with all pertinent sections of the FINRA Conduct Rules 2730, 2740 and 2750.

(e) Delivery of the Prospectus in Connection with the Sale of Interests. You hereby represent, covenant and agree that no representative of your firm shall sell, and your firm shall not endorse and forward any Subscription Agreement to signify the completion of a subscription for, any Interests unless, in connection therewith, the proposed purchaser of such Interests has received a current copy of the Prospectus at or prior to the time that such person has signed his Subscription Agreement. Your firm acknowledges and agrees that such proposed purchaser shall not be admitted to the Partnership and Interests issued until the later of (i) the next succeeding Closing Date or (ii) five business days after the date such proposed purchaser received a copy of the Prospectus (which shall be determined by the General Partner by the date on which such proposed purchaser signed the Subscription Agreement).

(f) Compliance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended. You hereby (i) represent that neither you nor any person associated with your firm solicited customers’ orders for Interests prior to the Effective Date; (ii) represent and agree to take all reasonable steps to make available a copy of the final Prospectus relating to the Interests to each person associated with your firm who is expected, after the Effective Date, to solicit customer orders for Interests prior to the making of any such solicitation by such associated persons; and (iii) agree that neither you, nor any person associated with your firm, will furnish Prospectuses to any person in any State (e.g. in any State (A) listed as not cleared on the “Blue-Sky Survey” of the Dealer-Manager or (B) in which your firm or any person associated with your firm who solicits offers to buy or offers to sell Interests is not currently registered); provided, however, that these provisions are not to be construed to relieve you from complying with the requirements of Section 5(b)(l) and (2) of the Act. You hereby acknowledge that Prospectuses shall not be furnished by you or any person associated with your firm to any prospective purchaser while the Registration Statement is subject to an examination, proceeding or stop order pursuant to Section 8 of the Act.

(g) Compliance with Title III of PATRIOT Act. With respect to your customers or any customers solicited by persons associated with your firm that purchase Interests, you hereby represent and agree to comply with relevant provisions applicable to securities broker-dealers of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), as well as FINRA Rule 3011 setting forth minimum standards for Anti-Money Laundering (“AML”) Programs of broker-dealers. These minimum standards require you to have implemented a written AML Program reasonably designed to (i) detect traces of suspicious financial transactions, (ii) achieve compliance with the Bank Secrecy Act regulations, (iii) provide for independent testing, (iv) designate an AML Compliance Officer, and (v) provide for ongoing training. Title III of the PATRIOT Act, 31 U.S.C. §§ 53lI, et seq., is referred to as the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”). Among other applicable requirements under the Money Laundering Abatement Act, you agree to comply with Section 312 regarding due diligence requirements, Section 313 regarding correspondent account prohibitions, Section 314 regarding financial institution cooperation, Section 319(b) regarding domestic and foreign bank records production, Section 326 regarding customer identification standards (as described in greater detail in Section 8(i) of this Agreement), Section 352 regarding anti-money laundering compliance program components, and Section 356 regarding suspicious activity reporting requirements.

(h) Compliance with Privacy Laws. You hereby represent, warrant and covenant that you and any person associated with your firm (i) will abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (B) the privacy standards and requirements of any other applicable federal or State law, and (C) your own internal privacy policies and procedures, each as may be amended from time to time; (ii) will refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (iii) will be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event you use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, you will consult the List to determine whether the affected customer has exercised his or her opt-out rights. You understand that you are prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(i) Customer Identification Procedures (“CIP”). You hereby represent, warrant and certify, pursuant to Section 326 of the PATRIOT Act, that you have implemented reasonable CIP to (i) verify and identify customers who open new accounts, (ii) maintain records of the information retrieved from the customer including, the name, address and other identifying information, and (iii) consult lists of known or suspected terrorists or terrorist organizations to determine if the potential investor appears on any such list and will provide us with annual re-certification to the extent reasonably requested by us of such implementation. You have executed and delivered the Anti-Money Laundering Compliance Certificate attached hereto as Exhibit B.

9. Record-Keeping and Disclosure. You hereby further agree to keep such records with respect to each investor, his suitability and the amount of Interests sold and retain such records for such period of time as may be required by the SEC, any State securities commission, FINRA or by the Partnership. You agree to obtain and to forward to the General Partner any representation letters or related documents, if any, as are set forth in the Subscription Instructions in Exhibit C to the Prospectus.

10. Notice of Termination. This Agreement may be terminated by you or by us by giving written notice by mail, cable or facsimile at least 10 days in advance of your or our intention to terminate; provided, however, that any rights to receive Sales Commissions with respect to sales of Interests made prior to such termination and any rights to indemnification or contribution hereunder, and all representations, covenants and agreements contained in this Agreement which, by their terms, expire or will need to be performed after the termination date of this Agreement (including, but not limited to, the suitability record retention and disclosure covenants contained in Section 8(b) above), shall survive such termination.

11. Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the Dealer-Manager, the Partnership, the Selling-Dealer and their respective successors, legal representatives and assigns, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of, or by virtue of, this Agreement or any provision herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

12. Governing Law. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without reference to its choice of law provisions.

Please acknowledge acceptance of the terms hereof by signing the two enclosed copies of this letter and returning the same to us, whereupon this letter and your acceptance hereof shall constitute a binding agreement between us as of the date first above written. We will then supply to you for your files one of such copies signed by the Dealer-Manager, the Partnership and the General Partner.

Dealer-Manager: ICON Securities Corp.

By:
Name:
Title:

Acceptance by the Selling Dealer

The above Agreement is hereby accepted, approved and confirmed as of the date first above written. We certify that we have received a copy of the Prospectus and that we are, and during the Offering Period will continue to be, a member in good standing of the Financial Industry Regulatory Authority, Inc. and registered as a securities broker-dealer in those jurisdictions wherein we or any member of, or person associated with, our firm will offer or sell Interests.

Selling Dealer:

(Corporate or Firm Name)

(Taxpayer Identification Number)

(Address)	(Date)

(Signature of Authorized Officer or Partner)

(Printed Name and Title of Person Signing)

(Telephone Number)

Acceptance by the Partnership

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. hereby accepts the above Agreement as of the date first above written

Partnership: ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (a Delaware limited partnership)

By: ICON GP 14, LLC, its General Partner

By:
Name:
Title:

General Partner: ICON GP 14, LLC

By:
Name:
Title:

Exhibit A

Jurisdictions in which Selling Dealer Certifies that it is Qualified

(Please check all appropriate jurisdictions and execute below)

(__) Alabama	(__) Louisiana	(__) Oklahoma
(__) Alaska	(__) Maine	(__) Oregon
(__) Arizona	(__) Maryland	(__) Pennsylvania
(__) Arkansas	(__) Massachusetts	(__) Puerto Rico
(__) California	(__) Michigan	(__) Rhode Island
(__) Colorado	(__) Minnesota	(__) South Carolina
(__) Connecticut	(__) Mississippi	(__) South Dakota
(__) Delaware	(__) Missouri	(__) Tennessee
(__) District of Columbia	(__) Montana	(__) Texas
(__) Florida	(__) Nebraska	(__) Utah
(__) Georgia	(__) Nevada	(__) Vermont
(__) Hawaii	(__) New Hampshire	(__) Virginia
(__) Idaho	(__) New Jersey	(__) Washington
(__) Illinois	(__) New Mexico	(__) West Virginia
(__) Indiana	(__) New York	(__) Wisconsin
(__) Iowa	(__) North Carolina	(__) Wyoming
(__) Kansas	(__) North Dakota
(__) Kentucky	(__) Ohio

(__) Other: ______________________

Selling Dealer:
(Corporate or Firm Name)

By:
Name:
Title:
Date:

Exhibit B

Anti-Money Laundering Compliance Certification
from Selling Broker/Dealer to ICON Securities Corp.

                                         (“Broker-Dealer”) authorizes ICON Securities Corp. (“ICON”) to rely on Broker-Dealer’s performance of Broker-Dealer’s procedures of its Customer Identification Program (“CIP”) established in compliance with and pursuant to Section 326 of the USA PATRIOT ACT. Broker-Dealer hereby represents and warrants that (a) such reliance is reasonable under the circumstances, (b) Broker-Dealer is subject to a rule implementing the anti-money laundering (“AML”) compliance program requirements of 31 U.S.C. 5318(h) and is regulated by a Federal functional regulator, and (c) Broker-Dealer will perform (or its agent will perform) the CIP requirements in accordance therewith. Broker-Dealer shall not less frequently than annually and, more frequently if requested by ICON, provide ICON with a certification that Broker-Dealer has implemented its AML program and has in all respects complied with all applicable AML laws and regulations.

CERTIFICATION

In accordance with the annual certification requirement identified above, this will certify that Broker-Dealer has fully established and implemented a Customer Identification Program pursuant to Section 326 of the USA PATRIOT ACT and has verified the identity of each customer who has established a new account with Broker-Dealer, and Broker-Dealer has adopted (a) applicable recordkeeping procedures and (b) procedures for providing customers with notice that Broker-Dealer will request identifying information, in connection with its CIP.
__________________________________________
Date
__________________________________________
Name of Broker/Dealer
__________________________________________
Signature of Designated AML Compliance Officer
__________________________________________
Printed Name
__________________________________________
Title